Exhibit 99.1

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 5 to Schedule 13G (including additional amendments thereto) with respect to the shares of Class A common stock, par value $0.01 per share, of Spirit AeroSystems Holdings, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Dated: February 10, 2017

SCOPIA CAPITAL MANAGEMENT LP

By: /s/ Samantha Nasello
Name: Samantha Nasello
Title: CCO

SCOPIA MANAGEMENT, INC.

By: /s/ Aaron Morse
Name: Aaron Morse
Title: Vice President

By: /s/ Matthew Sirovich
Name: Matthew Sirovich

By: /s/ Jeremy Mindich
Name: Jeremy Mindich